Exhibit 99.1

BERKSHIRE HILLS COMPLETES BEACON ACQUISITION

Pittsfield, MA — October 19, 2012 — Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) today completed its acquisition of Beacon Federal Bancorp, Inc., a nearly $1.0 billion bank with seven offices headquartered in East Syracuse, New York.  Berkshire Hills is the parent of Berkshire Bank, America’s Most Exciting BankSM.  Beacon Federal has been merged into Berkshire Bank.

Berkshire CEO Michael P. Daly stated, “We are pleased to expand our Central New York presence in this partnership with Beacon.  We now have a total of ten offices serving the Syracuse/Rome/Utica area.  We have been working closely with the Beacon team to prepare for this merger, and I am delighted with their customer service orientation and eagerness to be part of our team at America’s Most Exciting BankSM.  We are introducing our increased lending resources and additional products and services to our new customers, together with our resources to serve our communities.  We welcome our new shareholders from Beacon and we are confident that this partnership will benefit existing and new shareholders.”

The total common stock consideration paid by Berkshire will include approximately $60 million in cash and 2.7 million shares of BHLB common stock.  A cash/stock election among Beacon shareholders will be concluded as of 5:00 p.m. today, October 19.  Berkshire plans to report election results and the distribution of consideration within a week of the election deadline in accordance with the merger agreement.

With the completion of this merger, Berkshire will have assets totaling approximately $5.5 billion, with a total of 73 branches serving Massachusetts, New York, Connecticut, and Vermont (excluding two Beacon Tennessee branches which are intended to be divested).  Berkshire’s outstanding shares will total approximately 25 million shares, resulting in a market capitalization exceeding $550 million.  The cash consideration for the Beacon closing was primarily financed with proceeds from $75 million in subordinated debt which was invested in Berkshire by institutional investors on September 28, 2012.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM.  The Company has approximately $5.5 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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CONTACTS

Investor Relations Contact

David H. Gonci

Investor Relations Officer

413-281-1973

Media Contact

Lori Gazzillo

AVP, Community Relations

413-822-1695